JOHN HANCOCK BANK AND THRIFT OPPORTUNITY FUND AND PATRIOT PREMIUM DIVIDEND FUND II IMPORTANT REMINDER PLEASE VOTE YOUR SHARES BEFORE April 14, 2009

March 9, 2009

Dear John Hancock Shareholder,

I am writing to you in regard to materials I previously sent you relating to proposals that will be voted on at a Special Meeting of Shareholders of the John Hancock Bank and Thrift Opportunity Fund and the Patriot Premium Dividend Fund II, scheduled for April 14, 2009.

Given the turmoil in the markets, I am not surprised that you haven’t had time to review the materials and return your vote. Since the beginning of the fourth quarter of 2008 through the date of this letter, we have experienced a market decline second only to that experienced during the Great Depression. With this environment as our backdrop, I’m sure the last thing on your mind is completing your proxy vote. However, the proposals on which we need your vote are very important and I am writing to ask that you take a moment to review below a brief outline of each proposal. As you will see, they are designed to allow John Hancock to continue to provide high levels of stewardship and to streamline the operations of your fund(s).

Here is important information on the proposals as detailed in the proxy materials.

1.	Elect your fund’s Board of Trustees

For each fund, the proposal asks shareholders to elect six Trustees to serve until their respective successors are elected and qualified. Each of these Trustees is well qualified to serve, as you will see by the descriptions of their backgrounds included in the Proxy statement previously sent to you,

2.	Adopt a new form of investment advisory agreement

The purpose of this proposal is to streamline the advisory agreements across the John Hancock Fund Complex, primarily to change the frequency with which the funds’ advisory fees are accrued and paid from monthly to daily, in order to provide consistency with other funds across the John Hancock Funds Complex. The new form of Advisory Agreement will not result in any change in advisory fee rates or the level or quality of advisory services provided to the funds. Other details and impacts of this proposal are described in the Proxy statement.

YOUR VOTE IS IMPORTANT!

For the reasons set forth in the proxy materials previously mailed to you, the Funds’ Board of Trustees believes the proposals are in the shareholders’ best interest and unanimously recommends that you vote in favor. Please submit your vote promptly by calling toll-free 1-800-852-0218 or go to our Website: www.jhfunds.com/proxy.

Thank you for your prompt action and your consideration of these very important matters. Please be assured that we and our Board of Trustees will continue to work hard every day to provide our shareholders with the best possible long-term results regardless of market conditions. As difficult as it is to imagine right now, we are confident that the markets eventually will turn, and our managers are positioning our funds for the long-term benefit of our shareholders.

Sincerely,

/s/ Keith F. Hartstein Keith F. Hartstein President and Chief Executive Officer

YOUR VOTE IS IMPORTANT! PLEASE VOTE TODAY!